JEFFERSONVILLE BANCORP
300 Main Street
Jeffersonville, New York 12748




                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD APRIL 29, 1997

Dear Stockholder:

     Notice is hereby given that the Annual Meeting of the Stockholders of Jeffersonville Bancorp (the "Company") will be held in the Company's Board Room at The First National Bank of Jeffersonville (the "Bank") Main Street, Jeffersonville, New York at 3:00 p.m., Jeffersonville, New York Time, on April 29, 1997 for the following purposes:

                  (1) To elect five directors to the Board of Directors; and (2) To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for its year ending December 31, 1997.
                  (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only those holders of record of common stock of the Company, par value $0.50 per share (the "Common Stock"), at the close of business on April 1, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     You are cordially invited and urged to attend the Annual Meeting in person, but if you are unable to do so, please date, sign and promptly return the enclosed proxy in the enclosed, self-addressed stamped envelope. If you attend the Annual Meeting and desire to revoke your proxy and vote in person, you may do so, In any event, a proxy may be revoked at any time before it is exercised.




 By Order of the Board of Directors


 Arthur E. Keesler, President










Jeffersonville, New York
April 1, 1997

JEFFERSONVILLE BANCORP
300 Main Street
Jeffersonville, New York 12748


                                  PROXY STATEMENT



                          ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 29, 1997


     The accompanying proxy is solicited by and on behalf of the Board of Directors of Jeffersonville Bancorp, a New York corporation, for use at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held on April 29, 1997 at 3:00 p.m., Jeffersonville, New York time, at The First National Bank of Jeffersonville, Main Street, Jeffersonville, New York, and any adjournment thereof. The purposes of the Annual meeting are (a) to elect five directors to the Board of Directors of the Company (b) to ratify KPMG Peat Marwick LLP as independent auditors, for the Company for its year ending December 31, 1997 and to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Solicitation of proxies may be made in person or by mail, telephone or telegraph, by directors, officers and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse the forwarding expenses. The cost of solicitation of proxies will be paid by the Company. This Proxy Statement was first mailed to stockholders on or about April 1, 1997.

     The  Company  has  its   principal   executive   offices  at  Main  Street,
Jeffersonville, New York 12748; telephone (914) 482-4000.

                                TABLE OF CONTENTS



                                                                          Page

     New Business............................................................1

     Nomination of Directors.................................................1

     Quorum and Voting.......................................................1

     Action to be Taken Under Proxy..........................................2

     Election of Directors...................................................2

     Ratification of Appointment of Auditors.................................2

     Security Ownership of Certain Beneficial Owners and Management.........3-4

     Directors and Executive Officer Information.............................5

     Committees of the Board of Directors....................................5

     Remuneration of Management and Others..................................6-7

     Report of the Personnel Committee......................................7-8

     Transactions with Management............................................8

     Comparative Stock Performance Graph....................................8-9

     Other Matters...........................................................9

     Documents Incorporated by Reference.....................................9

     The Company was organized as a New York corporation on January 12, 1982 for the purpose of becoming a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Effective June 30, 1982, the Company became the registered bank holding company for the Bank which was chartered in 1913 and organized under the National Banking Laws of the United States.

     The Company does not pay any compensation to directors or officers and the compensation payments and benefit plans described in this proxy are paid by the Bank. The same members make up the Board of Directors of both the Company and the Bank.

                                  NEW BUSINESS

     At an annual meeting of stockholders, only such new business shall be conducted and only proposals with respect to such new business shall be considered or acted upon, as shall have been brought before such meeting by or at the direction of the Board of Directors or by any stockholder of the Company who gives timely notice in writing to the Secretary of the Company as set forth in Section 2.13 of the Company's Bylaws. For new business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must deliver notice to, or mailed and received at, the Company's principal executive office not less than 120 calendar days in advance of the date of the Company's proxy statement sent to stockholders in connection with the previous year's annual meeting of stockholders, except that, if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, such notice shall be received by the Company in a reasonable time before the solicitation is made. A stockholder's notice must be addressed to the Secretary of the Company. A stockholder's notice to the Secretary shall set forth, as to each matter of business the stockholder proposes to bring before the meeting, (i) a brief description of the matter desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address as they appear on the Company's books, of the stockholder proposing such proposal; (iii) the class and number of shares of the Company's stock that are beneficially owned by the stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice; and (iv) any financial interest of the stockholder in such proposal.


                             NOMINATION OF DIRECTORS

     Nomination of candidates for election as directors at any annual meeting of stockholders may be made by the Board of Directors or by any stockholder entitled to vote at such annual meeting. Only persons nominated in accordance with the procedures set forth in Section 2.12 of the Company's Bylaws shall be eligible for election as directors at an annual meeting.

     Nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company as set forth in Section 2.12 of the Company's Bylaws. To be timely, a stockholder's notice shall be delivered to, or mailed and received at, the principal executive offices of the Company no later than December 2, 1996.


                                QUORUM AND VOTING

     At the close of business on April 1, 1997, the Company had issued and outstanding 1,182,794 shares of Common Stock. Only holders of record of Common Stock at the close of business on April 1, 1997, are entitled to notice of and vote on matters to come before the Annual Meeting or any adjournment thereof.

     The presence in person or by proxy of the holders of a majority of outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting or any adjournment thereof. The record holders the Common Stock are entitled to one vote in person or by proxy in respect to each such share on each matter to come before the Annual Meeting.


                         ACTION TO BE TAKEN UNDER PROXY

     Each proxy unless stockholder otherwise indicates therein, will be voted "FOR" the election of the five persons named in the Proxy Statement as the Board of Directors' nominees for election to the Board of Directors and "FOR" the ratification of KPMG Peat Marwick LLP as independent auditors. In each case where the stockholder appropriately specified how the proxy is to be voted, it will be voted in accordance with his or her specification. Stockholders may designate a person or persons other than those named in the enclosed proxy to vote their shares at the Annual Meeting or any adjournment thereof. As to any other matter of business which may be brought before the Annual Meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the persons voting the same, but the Board does not know of any such other matters of business. Any stockholder has the power to revoke his or her proxy at any time, insofar as it has not been exercised, by written notice or subsequently dated proxy sent to K. Dwayne Rhodes at the Company, Main Street, Jeffersonville, New York 12748, or by oral revocation given by the stockholder in person at the Annual Meeting or any adjournment thereof.


                              ELECTION OF DIRECTORS

     Pursuant to the Company Bylaws, the Board of Directors has, by resolution, fixed the number of directors at 13. The Board is divided into three classes (I, II, III), and each director typically serves a three-year term. A director will initially serve less than three years if the term of office for the Class in which he is elected expires prior to the director's third year in service. In this case, the director will stand for reelection with the other Class members for a full three-year term.

     The terms of office of Class II directors expires in 1997. The five Class II directors have been nominated to serve for three-year terms as members of Class II. The Board of Directors has nominated to serve as directors John W. Galligan, Solomon Katzoff, Arthur E. Keesler, Raymond L. Walter and Earle A. Wilde for Class II directorship. There are no shareholder nominees for Class II directors. All nominees are currently members of the Board. It is intended that the persons named in the proxies solicited by the Board will vote for the election of the named nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the Board of Directors may determine to decrease the size of the Board to eliminate the vacancy at any time. The Board knows of no reason why any nominee might be unable to serve if elected.

     The Board of Directors recommends that shareholders vote "For" the approval of the five nominees to the Board of Directors, after consideration of the information contained herein. Your appointed proxies will vote your shares "For" the four nominees unless you instruct otherwise in the proxy form.


                     RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed the firm of KPMG Peat Marwick LLP as independent auditor of the Company for the fiscal year ending December 31, 1997, subject to ratification of such appointment by the stockholders. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and are expected to make a statement if they desire to do so and/or be available to respond to appropriate questions.
     The Board of Directors recommends that stockholders vote "For" the ratification of KPMG Peat Marwick LLP as independent auditors.








                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The name and address, position, age, number of shares owned and principal occupation of the executive officers, directors and 5% stockholders of the Company as of March 13, 1997, are as follows:


                                                                 Shares of
                                                                  Common                     Owned           Principal Occupation if
      Name and           Position (class)         Age           Stock owned                Percentage          not with the Company
      ---------          ----------------         ---           -----------                ----------          --------------------
     Address

     Arthur E.         President and               65              16,000.000                1.35            Board Chairman of
     Keesler           Director (II)                                                                         The Company
     Callicoon         Director since 1982
     Center
     NY,  12724

     Raymond L.        Vice President              50               6,088.543                0.52            President of the Bank
     Walter            and Director (II)
     Box 159           Director since 1994
     Yulan
     NY,  12792

     John K.           Secretary and               54              14,563.198                1.23            Corporate Secretary
     Gempler           Director (I)                                                                          Insurance Company
     Box 323           Director since 1982
     Kenoza Lake
     NY  12750

     K. Dwayne         Treasurer                   59                 684.464                0.06            Executive Vice
     Rhodes                                                                                                       President and
     Box 197                                                                                                 Cashier of the Bank
     Cochecton
     NY, 12726

     Hon.              Director (I)                83               5,470.000                0.46            Attorney
     Lawrence          Director since 1985
     H. Cooke
     Monticello
     NY,  12701

     John W.           Director (II)               60               6,145.000                0.52            Land Surveyor
     Galligan          Director since 1982
     P.O. Box 71
     Monticello
     NY,  12701

     Douglas A.        Director (III)              67              15,758.152                1.33            Merchant
     Heinle            Director since 1982
     Cochecton
     Center
     NY,  12727

     Solomon           Director (II)               71              18,895.000                1.60            Real Estate Broker
     Katzoff           Director since 1982
     Lake
     Huntington
     NY,  12752

     Gibson E.         Director (I)                62              22,766.281                1.93            Real Estate Broker
     McKean            Director since 1982
     Highland
     Lake
     NY,  12743

     James F.          Director (III)              63           24,600                       2.08            Automobile Dealer
     Roche             Director since 1982
     Callicoon
     NY,  12723

     Frederick         Director (III)              52         9,200.000                      0.78            Attorney
     W.V.              Director since 1992
     Schadt

     Jeffersonville
     NY,  12748

     Edward T.         Director (I)                52         17,412.463                     1.47            Insurance Broker
     Sykes             Director since 1982
     Callicoon
     NY,  12723

     Gilbert E.        Director (III)              74         40,000.000                     3.38            Retired
     Weiss             Director since 1982
     RD1 Box
     1374
     Beach Lake
     PA,  18405

     Earle A.          Director (II)               68         16,095.143                     1.36            Agricultural Consultant
     Wilde             Director since 1982
     10 Liberty
     Street
     Liberty
     NY,  12754


(1) Included in this number are 5,000 shares owned jointly by Mr. Keesler and his wife Jane Keesler 3,500 shares owned by Jane Keesler.

(2) Included in this number are 850 shares owned jointly by Mr. Gempler and his wife Lorraine Gempler.

(3) Included in this number are 2,248.152 shares owned by Mr. Heinle's wife Eleanor Heinle, 50 shares owned by Eleanor Heinle custodian for Brianne
Elizabeth  Heinle,  50 shares  owned by Eleanor  Heinle  custodian  for  Kristen
Danielle Heinle and 50 shares owned by Eleanor Heinle custodian for Amber Lee Heinle.

(4) Included in this number is 3,475 shares owned by Mr. Katzoff's wife Gertrude Katzoff.

(5) Included in this number is 1,150.102 shares owned by Mr. Sykes' wife Joyce Sykes.

(6) These shares are registered in the name of Gilbert Weiss and Eleanor Weiss Family Trust.

(7) Included in this number is 3,500 shares owned by Mr.  Wilde's wife Elizabeth
J. Wilde.

(8) Included in this number are 560 shares owned jointly by Mr. Walter and his wife Nancy Walter and 928.543 shares owned by Raymond L Walter custodian for Janelle D. Walter.

There are no beneficial owners who own 5% or more of the outstanding common stock.

                   DIRECTOR AND EXECUTIVE OFFICER INFORMATION


Each director and executive officer has served with or been employed by the Company and/or the Bank continuously for the past five years, except Frederick W.V. Schadt, Jr. who was elected by the Board of Directors in December 1992 to fill the unexpired term of his father, Frederick W.V. Schadt, Sr.

     No director or executive officer sits on the board of directors of any corporation with a class of securities registered with the Securities and Exchanges Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, subject to the requirements of Section 15 (d) of such act, or any company registered under the Investment Company Act of 1940, as amended.

     There are no family relationships among or between any of the directors or executive officers of the Company.

     All reported requirements of Section 16 (a) of the Exchange Act were met.


                                COMMITTEES OF THE
                               BOARD OF DIRECTORS

The following Bank Board Committees are described below.

     The Board of Directors has a standing Examining Committee on which board membership is rotated annually. It was composed of Messrs. Gempler (Chairman), Sykes, Heinle and McKean on December 31, 1996. The function of the Examining Committee is to institute, oversee and assist the internal and external bank auditors. The Audit Committee had four regularly scheduled meetings during 1996.

     The Board of Directors does not have a standing Nominating Committee. Nominations are made by resolution at a Board of Directors meeting.

     The Board of Directors has a standing Salary and Personnel Committee on which board membership is rotated annually. It was composed of Messrs. Wilde (Chairman), Katzoff, Schadt and Roche on December 31, 1996. The function of the Salary and Personnel Committee is to review the compensation and benefits of the directors, officers and executive officers of the Company. The Salary and Personnel Committee had eight regularly scheduled meetings during 1996.

     The Board of Directors has a standing Loan Committee on which board membership is rotated monthly. It was composed of Messrs. Walter (chairman), Galligan, Heinle and Schadt on December 31, 1996. The function of this committee is to review loan applications for new credit extensions. The Loan Committee had 38 scheduled meetings during 1996.

     The Strategic Planning Committee of the Board of Directors is also rotated annually. It was composed of Messrs. Weiss (chairman), Cooke and Galligan on December 31, 1996. The function of this committee is to look ahead to prepare for future trends and changes. They also serve as the Data Processing Committee reviewing future changes and enhancements in the bank's data processing applications. This committee had four meetings during 1996.

     The Board of Directors has a Building Committee that meets on an ad hoc basis. Members are appointed for specific meetings as called by the Board Chairman or President.

     The Company had 12 regularly scheduled Board meetings during 1996. Each director has attended at least 75% of the of the Board of Directors meetings. The Bank had 15 regularly scheduled meetings during 1996. Each director has attended at least 75% of the of the Board of Directors meetings.


                      REMUNERATION OF MANAGEMENT AND OTHERS

                          EXECUTIVE COMPENSATION TABLE

                                                                                          Long Term Compensation
                             Annual Compensation                                        Awards                   Payouts

(a)                           (b)         (c)           (d)             (e)          (f)        (g)        (h)            (i)
                                                                                Restricted                           All other
                                                     Profit      Other Annual        Stock    Options       LTIP       Compen-
Name and                               Salary       Sharing      Compensation    Award (s)       SARs    Payouts       sations
Principal Position          Years         ($)           ($)               ($)          ($)        (#)        ($)           ($)


Raymond L. Walter              1996     151,563        29,006          13,500            0          0          0             0
President                      1995     134,147        23,258          11,800            0          0          0             0
                               1994     110,923        19,006          11,500            0          0          0             0


K. Dwayne                      1996     114,487        18,410          10,300            0          0          0             0
Rhodes                         1995     106,696        17,702           9,800            0          0          0             0
Exec. Vice President           1994     107,665        17,702           9,400            0          0          0             0


     The Bank pays members of its Board of Directors an honorarium of (i) $500 per meeting of the Board attended, with two absences per year also paid, (ii) $750 per month to members who served on the Loan Committee through June 1996 and $400 per meeting for the rest of the year and (iii) $400 per meeting attended for members who serve on each of the Examining Committee, Personnel Committee and Strategic Planning Committee. The Chairman of the Board is paid $60,000 annual fee in addition to regular meeting fees. The Board Secretary is paid $500 per meeting in addition to regular meeting and committee fees. The Company pays no honorariums to its Board of Directors.

Employee Benefit Plans

Tax-Deferred Savings Plan

     The Company maintains a qualified 401K plan for all employees, which permits tax-deferred employee contributions up to 15% of salary and provides for matching contributions by the Company: Beginning in 1996, the Company matches 100% of employee contributions up to 4% of the employee's salary and 25% of the next 2% of the employee's salary. The Company continues to match 25% of employee contributions beyond 6% of the employee's salary until the total matching contribution reaches $1,500 or 15%. For 1995 and 1994, the Company contributed a maximum of fifty cents for each dollar contributed by each participating employee, up to a maximum of $1,500 per employee. The Company contributed approximately $93,000 in 1996, $53,000 in 1995 and $48,000 in 1994. During 1996
the bank contributed $7,556 and $5,657 for Messrs. Walter and Rhodes, respectively which amounts are including in the executive compensation table.

Pension Plan

     The Bank has a defined benefit pension plan (using of the New York State Bankers Retirement Plan Protoype) (the "Pension Plan") covering substantially all of its employees. The benefits are based on years of service and the employee's average compensation during the five consecutive years in the last 10 years of employment affording the highest such average. All W-2 compensation paid by the Bank to its employees up to $150,000 per year is covered by the Pension Plan, but this limitation of $150,000 may be higher due to increases in the Consumer Price Index. Participants in the Pension Plan may choose the following benefit option: one-sum payment, automatic joint and survivor annuity, life annuity with 120 stipulated payments, or full cash refund annuity. The Bank's funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only benefits attributed to service to date but also for those expected to be earned in the future.

The following table sets forth the estimated annual benefits payable upon retirement to persons who have earned the specified average annual compensation and who have completed the specified years of creditable service:


        Annual                       Years of Creditable Service
      Average
  Compensation         15         20         25         30         35         40


$       25,000   $  3,955   $  5,274   $  6,592   $  7,575   $  9,229   $ 10,479

$       50,000      9,580     12,774     15,967     19,161     22,354     24,854
                                                                   -
$       75,000     15,205     20,274     25,342     30,411     35,479     39,229

$      100,000     20,830     27,774     34,717     41,661     48,604     53,604

$      150,000     32,080     42,774     53,467     64,161     74,854     82,354

$      200,000     43,330     57,774     72,217     86,661    101,104    111,104


     The single plan maximum benefit limit under Internal Revenue Code Section 415 as of January 1, 1995 is $120,000 ($110,880 under the Normal Form of Payment for a Single Participant). The maximum annual compensation allowed under a qualified plan is $150,000 for 1996. The benefits above were computed assuming that (i) the normal form of payment to a single participant is used and (ii) the employee turns 65 in December 1996.

     The estimated creditable years of service until retirement for Messrs. Walter, and Rhodes (the two executive officers in the proceeding Compensation Table, who participate in the Pension Plan) are 36 and 31 respectively.

Profit Sharing Plan

     The Bank has a profit sharing plan (the "Profit Sharing Plan") in which all employees of the Bank with one complete year of service as of November 30 may participate for that fiscal year. Employees with less than one year of service are eligible for 1/12 of their normal share for each month of service. A profit sharing percentage is developed for each employee of the Bank ranging firm 7% to 17% of base salary, as determined by the Personnel Evaluation Committee of three senior members of management. The profit sharing percentage for all senior management is 17% of base salary except for Messr. Walter at 20%. During 1996, the Bank paid Messrs. Walter and Rhodes $29,006 and $18,410 respectively, pursuant to the Profit-Sharing Plan, which amounts are included in the proceeding Cash Compensation Table.


REPORT OF THE PERSONNEL COMMITTEE DATED FEBRUARY 6, 1996

This Committee established policies relating to the compensation of employees, officers and executive officers. All decisions by the Personnel Committee are ratified by the Board of Directors

     Compensation levels for officers and executive officers from March 1, 1996 through February 28,1997 were fixed by the Board of Directors on February 27, 1996 based on recommendations of the Committee. The compensation to be paid to the executive officers in 1996 was, on the average, approximately 5.0% above that paid in 1995.

The compensation recommended and approved for executive officers is intended to further the earnings and financial strength of the Company through the focus of attention on efficient and productive operations in an increasingly competitive environment. To achieve this goal, the Company's Executive Compensation Policy integrates annual base compensation with profit sharing based on corporate performance and individual initiatives. In evaluating annual executive compensation, the Committee examines net income, earnings per share, return on equity, asset growth, and total return to shareholders.

     The Bank's management performed well in 1995-96, despite the difficult economic conditions.

     In making its recommendations for executive officer compensation, including that for the Chief Executive Officer, the Committee considers a number of factors, including an appraisal of the officer's performance, the earnings performance of the Company, and information supplied by a regionally recognized compensation consulting firm.

     Early in 1993, Arthur E. Keesler announced his intention to retire as president and CEO of The Bank, and remain as Chairman of the Board. Mr. Keesler also retained his designation as Chairman of the Board and President of The Company. In the summer of the 1993, The Board of Directors designated Raymond L. Walter to succeed Mr. Keesler in February 1994. Mr. Walter, employed by The Bank since 1973, was Executive Vice President and Senior Loan Officer at the time of his appointment as President and CEO.

     The base compensation of the Chief Executive Officer, Raymond L. Walter, was increased in 1996 by $8,216 over 1995 and a base increase from 1994 to 1995 of $25,012. There was an increase in the profit sharing percentage from 17% to 20% in 1996.

     The Committee based its recommendation largely on Mr. Walter's performance as President in 1994-96, as well as past performance as Executive Vice President and believe he has shown the ability to effectively administer the Company and respond successfully to a changing business environment.

                                 Earle A. Wilde, Chairman
                                 James F. Roche
                                 Solomon Katzoff
                                 Frederick W.V. Schadt


TRANSACTIONS WITH MANAGEMENT

     In the ordinary course of its banking business, the Bank has had and anticipates it will continue to have transactions with various of its executive officers, directors and their associates, including corporations in which such directors own a beneficial interest. To the extent such transactions consisted of extensions of credit of any material amount, such transactions have been made in the ordinary course of the Bank's business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Bank customers, and do not involve more than the normal risk of collectability or other unfavorable features.




COMPARATIVE STOCK PERFORMANCE GRAPH

     The graph on the following page sets forth the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years, assuming the investment of $100 on December 31, 1991 and the reinvestment of all dividends since that date to December 31, 1996. The graph also contains for comparison purposes the S & P 500 Index and the NASDAQ OTC Bank Index. The Data used was obtained from published sources and is believed to be accurate.


[GRAPHIC OMITTED]

                                       ------------- ---------- --------- ---------- ---------- ----------
                                            91          92         93        94         95         96
                                       ------------- ---------- --------- ---------- ---------- ----------
--------------------------------------
           Jeffersonville Bancorp          100          128       154        143        131        137
            NASDAQ OTC Bank Index          100          146       166        165        246        326
                        S & P 500          100          108       118        120        165        203
-------------------------------------- ------------- ---------- --------- ---------- ---------- ----------

                                  OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of those voting the proxies.

                       DOCUMENTS INCORPORATED BY REFERENCE

1. Item 7 Form 10-K, Management's Discussion and Analysis of Financial Condition and Results of Operations. 2. Jeffersonville Bancorp's 1996 Annual Report to Stockholders.

A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 will be supplied to stockholders without charge on or after March 31, 1997, upon written request directed to K. Dwayne Rhodes, Main Street, Jeffersonville, New York 12748.

BY THE ORDER OF THE BOARD OF DIRECTORS



Arthur E. Keesler
 President

Jeffersonville Bancorp
P.O. Box 398
Jeffersonville, New York 12748






THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF JEFFERSONVILLE BANCORP

     The undersigned hereby appoints, Jesse P. Brown, Salvatore Princiotta, and Barbara Hahn with full power of substitution and resubstitution, proxies of the undersigned, with all of the powers that the undersigned would possess if personally present to cast all the votes which the undersigned would be entitled to vote at the Annual Meeting of Stockholders ("Annual Meeting") of
Jeffersonville Bancorp to be held on Tuesday, April 29,1997 at The First National Bank of Jeffersonville, Main Street, Jeffersonville, New York commencing at 3:00 p.m., Jeffersonville, New York time, and any and all adjournments thereof, including (without limiting the generality of the foregoing) to vote and act as indicated on the reverse side.
     In their discretion, the proxies are authorized to vote upon such business as may properly come before the Annual Meeting. This Proxy will be voted at the Annual Meeting or any adjournment thereof in accordance with the instructions set forth on the reverse, or in the event no instructions are set forth, this Proxy will be voted FOR each of the nominees for director and FOR the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors. 1. ELECTION OF DIRECTORS FOR the nominees listed below
  a. Nominees to serve three-year terms (Except as indicated to the contrary) expiring at 2000 Annual Meeting

WITHHOLD AUTHORITY to vote for the nominees listed below.

John W.  Galligan,Solomon  Katzoff,Arthur E. Keesler,Raymond L. Walter,and Earle
A. Wilde instruction: To withhold authority for an individual nominee(s), write the name(s) here:

                                                             (Continued,  and to
be completed, dated and signed on the reverse side.)

2. Proposal to ratify the appointment of the firm of KPMG Peat Marwick LLP as independent auditors of Jeffersonville Bancorp for the fiscal year ending December 31, 1997.

     FOR                           AGAINST                   ABSTAIN

3. In their discretion, the proxies to vote upon such other business as may properly come before the Annual Meeting.

                           IMPORTANT: Please date this
                            proxy and sign exactly as
                            your name appears to the
                           left. If shares are held by
                                                     joint tenants,  both should
                                                     sign.   When   signing   as
                                                     attorney,         executor,
                                                     administrator,  trustee  or
                                                     guardian, please give title
                                                     as such. If a  corporation,
                                                     please    sign    in   full
                                                     corporate name by president
                                                     of  or   other   authorized
                                                     officer.  If a partnership,
                                                     please sign in  partnership
                                                     name by authorized person.

                                                     Date:               , 1997
                                                     Signed:

     Please complete, sign, date and return promptly this Proxy in the enclosed stamped, addressed return envelope